Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter and Year to Date Fiscal 2013 Results

Lakewood, Colorado, August 7, 2013. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for the third fiscal quarter and year to date fiscal 2013. The Company also updated its outlook for fiscal year 2013 and provided initial fiscal year 2014 outlook.

An Introduction

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. (NGVC) and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company has presented selected third fiscal quarter and nine month fiscal 2012 results on a pro forma basis to reflect the purchase of the 45% noncontrolling interest in Boulder Vitamin Cottage Group, LLC (BVC), which owned five stores in Colorado, as if it had occurred at the beginning of fiscal 2012.

Pro forma adjusted financial results and EBITDA are non-GAAP financial measures.  The Company describes the use of these non-GAAP financial measures at the end of this earnings release.  In addition, reconciliations of pro forma adjusted results and EBITDA to the most comparable GAAP measures are presented in schedules to this earnings release.

Descriptions of key metrics can be found in Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Key Financial Metrics in Our Business” in the Form 10-Q for the quarterly period ended June 30, 2013.

Highlights for Third Quarter and Year to Date Fiscal 2013 Compared to Third Quarter and Year to Date Fiscal 2012

•                  Net sales increased 30.5% to $113.2 million in the third quarter and increased 28.0% to $315.5 million year to date.

•                  Daily average comparable store sales increased 10.4% in the third quarter and increased 11.2% year to date. Daily average comparable store sales removes the effect of changes in the number of selling days during the period. The third quarter had one more selling day due to the occurrence of Easter in March 2013 rather than April 2012 and year to date had one less selling day due to leap year in 2012.

•                  Net income attributable to NGVC increased 31.1% to $2.9 million with diluted earnings per share of $0.13 in the third quarter and increased 46.7% to $8.3 million with diluted earnings per share of $0.37 year to date.

•                  Net income attributable to NGVC compared to pro forma net income attributable to NGVC (which illustrates net income as if the Company owned 100% of BVC for the comparable period in fiscal 2012) increased 19.5% to $2.9 million for the third quarter and increased 33.4% to $8.3 million year to date.

•                  EBITDA increased 33.0% to $8.7 million in the third quarter and increased 37.1% to $24.2 million year to date.

“Our solid financial results this quarter reflect the continued strength of our business model, bolstered by our commitment to our five founding principles,” said Kemper Isely, NGVC Co-President. “With our strong comparable sales growth and a disciplined approach to managing expenses, we remain confident in our strategy and our ability to grow our store base while expanding both the top and bottom line.”

Operating Results — Third Quarter Fiscal 2013 Compared to Third Quarter Fiscal 2012

During the third quarter of fiscal 2013, net sales increased 30.5% over the same period in fiscal 2012 to $113.2 million due to a $16.4 million increase in sales from new stores and a $10.1 million, or 11.6%, increase in comparable store sales. Daily average comparable store sales increased 10.4% in the third quarter of fiscal 2013 compared to a 13.0% increase in the third quarter of fiscal 2012. The 10.4% increase in the third quarter of fiscal 2013 was driven by a 4.7% increase in daily average transaction count and a 5.4% increase in average transaction size. Daily average mature store sales increased 5.7% in the third quarter of fiscal 2013.

Gross profit during the third quarter of fiscal 2013 increased 28.3% over the same period in fiscal 2012 to $32.6 million driven by strong comparable store sales and new store growth. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.8% during the third quarter of fiscal 2013 compared to 29.3% in the third quarter of fiscal 2012. Gross margin decreased due to a shift in sales mix toward products with lower margins and a decrease in product margin for bulk products. The bulk product margin decreased due to increased production costs as a result of the relocation to a larger bulk food repackaging and distribution center in September 2012. In addition, occupancy costs as a percentage of sales decreased due to the seven new stores accounted for as capital leases (1). If these leases had qualified as operating leases, the straight-line rent expense would have been included in occupancy costs and the Company’s gross profit would have been approximately 55 basis points lower and interest expense would have been approximately 55 basis points lower as a percentage of sales.

Store expenses as a percentage of sales decreased 50 basis points during the third quarter compared to the comparable period driven by a decrease in salary-related expenses at comparable stores.

Administrative expenses as a percentage of sales decreased 30 basis points during the third quarter compared to the comparable period as a result of the Company’s ability to support additional store investments and sales without proportionate investments in overhead.

Pre-opening and relocation expenses as a percentage of sales increased 30 basis points during the third quarter compared to the comparable period primarily due to the increased number and timing of new store openings and increased per-store expense.

Interest expense as a percent of sales increased 35 basis points during the third quarter compared to the comparable period, due to interest expense related to capital leases, partially offset by the payoff of the term loan and all outstanding amounts under the revolving credit facility in July 2012.

As a result of the purchase of the remaining noncontrolling interest in BVC in July 2012, income from the five BVC stores is included in net income and there was no net income attributable to noncontrolling interest in the third quarter of fiscal 2013. The prior comparable quarter included $339,000 of net income attributable to noncontrolling interest.

Net income attributable to NGVC increased to $2.9 million for the third quarter of fiscal 2013, a 31.1% increase compared to the same period in fiscal 2012. Net income attributable to NGVC increased 19.5% compared to pro forma net income attributable to NGVC in the third quarter of fiscal 2012.

EBITDA increased $2.2 million, or 33.0%, to $8.7 million, or 7.7%, of sales for the third quarter of fiscal 2013 compared to $6.5 million, or 7.5%, of sales in the same period in fiscal 2012. The new stores that were accounted for as capital leases rather than being reflected as operating leases increased EBITDA as a percentage of sales by approximately 55 basis points due to the impact on gross profit, as discussed above.

Operating Results — Year to Date Fiscal 2013 Compared to Year to Date Fiscal 2012

Year to date fiscal 2013, net sales increased 28.0% over the same period in fiscal 2012 to $315.5 million due to a $42.4 million increase in sales from new stores and a $26.6 million, or 10.8%, increase in comparable store sales. Daily average comparable store sales increased 11.2% year to date fiscal 2013 compared to a 10.7% increase year to date fiscal 2012. The 11.2% increase year to date fiscal 2013 is due to a 6.0% increase in daily average transaction count and a 5.0% increase in average transaction size. Daily average mature store sales increased 6.5%, year to date fiscal 2013.

Gross profit year to date fiscal 2013 increased 26.9% over the same period in fiscal 2012 to $92.2 million driven by positive comparable store sales and new store growth. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.2% year to date fiscal 2013 compared to 29.5% year to date fiscal 2012. Gross margin decreased due to a shift in sales mix toward products with lower margins, offset by purchasing improvements. Additionally, there was a decrease in product margin for bulk products due to increased production costs as a result of the relocation to a larger bulk food repackaging and distribution center in September 2012. Occupancy costs as a percentage of sales remained flat versus the comparable prior year period. During the year to date fiscal 2013, seven of the Company’s stores were accounted for as capital leases (1). If these leases had qualified as operating leases the straight-line rent expense would have been included in occupancy costs and the Company’s gross profit would have been approximately 40 basis points lower and interest expense would have been approximately 40 basis points lower as a percentage of sales.

Store expenses as a percentage of sales decreased 60 basis points year to date compared to the comparable period driven by a decrease in salary-related expenses as a percent of sales at comparable stores.

Administrative expenses as a percentage of sales decreased 20 basis points year to date compared to the comparable period as a result of the Company’s ability to support additional store investments and sales without proportionate investments in overhead.

Pre-opening and relocation expenses as a percentage of sales increased 20 basis points year to date compared to the comparable period primarily due to the increased number and timing of new store openings and increased per-store expense.

Interest expense as a percentage of sales increased 20 basis points year to date compared to the comparable period due to interest expense related to capital leases partially offset by the payoff of the term loan and all outstanding amounts under the revolving credit facility in July 2012.

As a result of the purchase of the remaining noncontrolling interest in BVC in July 2012, income from the five BVC stores is included in net income and there was no net income attributable to noncontrolling interest year to date fiscal 2013. The prior comparable period included $901,000 of net income attributable to noncontrolling interest.

Net income attributable to NGVC increased to $8.3 million year to date fiscal 2013, a 46.7% increase compared to the same period in fiscal 2012. Net income attributable to NGVC increased 33.4% compared to pro forma net income attributable to NGVC year to date fiscal 2012.

EBITDA increased $6.6 million, or 37.1%, to $24.2 million, or 7.7%, of sales year to date fiscal 2013 compared to $17.7 million, or 7.2%, of sales in the same period in fiscal 2012. The new stores that were accounted for as capital leases rather than being reflected as operating leases increased EBITDA as a percentage of sales by approximately 50 basis points due to the impact on gross profit as discussed above as well as occupancy costs that would have been included in pre-opening expenses.

(1)         In the nine months ended June 30, 2012, all of the Company’s leases were accounted for as operating leases with rent expense included in occupancy costs. During the quarter and nine months ended June 30, 2013, seven of the Company’s stores were accounted for as capital leases. For leases accounted for as capital leases, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital lease liabilities and as interest expense.

Balance Sheet and Cash Flow

Year to date fiscal 2013, the Company generated $15.1 million in cash from operating activities and invested $25.9 million in capital expenditures primarily for new stores.

As of June 30, 2013, the Company had $5.7 million in cash and cash equivalents, $500,000 in restricted cash and $1.7 million in available-for-sale securities, as well as $15.0 million available under its revolving credit facility.

The Company was deemed to be the owner during the construction period for five build-to-suit store locations. Two opened during the fourth quarter of fiscal 2012, two opened during the first quarter of fiscal 2013 and one opened during the second quarter of fiscal 2013. In addition, the Company has two stores which are accounted for as capital leases. Both opened during the second quarter of fiscal 2013.

Growth and Development

During the third quarter of fiscal 2013, the Company opened three new stores, bringing the total store count to 68 stores located in 13 states. Since the end of the third fiscal quarter the Company has opened two stores in Omaha, NE and Beaverton, OR.

As of this release, the Company has opened 11 stores in fiscal 2013 and has signed leases to open two additional stores in the remainder of fiscal 2013. In addition, the Company plans to complete the remodel of two existing stores and relocate one existing store in the remainder of fiscal 2013.

The Company has signed leases for 11 stores planned to open in fiscal 2014. Leases have been signed for locations in Colorado, Idaho, Kansas, Oklahoma, Oregon, Texas, Utah and Washington.

Fiscal Year 2013 and Initial Fiscal Year 2014 Outlook

To promote the long-term success of the Company and the creation of shareholder value, the Company anticipates granting restricted stock units (RSUs) in the fourth quarter fiscal 2013 totaling approximately $2.0 million in non-cash stock compensation, to certain employees who are not named executive officers.  The RSUs would vest 20% at grant date and, subject to continuing service and minimum hours, 20% annually over the next four years. The RSUs would be issued under the 2012 Omnibus Incentive Plan.

The following table provides information on the Company’s updated fiscal 2013 outlook.

	Prior Fiscal 2013 Outlook	Current Fiscal 2013 Outlook	Year to Date FY’13 Actual
Number of new stores	13	*	9
Number of remodels/relocations	3	*	—
Daily average comparable store sales growth	8.5% to 9.5%	9.5% to 10.5%	11.2%
EBITDA percent of sales (1)	7.3% to 7.5%	*	7.7%
Net income attributable to NGVC percent of sales (1)	2.5% to 2.7%	*	2.6%
Diluted earnings per share (1)	$0.46 to $0.49	*	$0.37
Capital expenditures (in millions)	$28 to $33	$32 to $34	$25.9 (2)

* No change from prior outlook.

(1)         Includes anticipated fourth quarter fiscal 2013 non-cash stock compensation associated with the anticipated RSU grant during the fourth quarter fiscal 2013.

(2)         Includes $5.0 million of capital expenditures for assets acquired as of September 30, 2012 but paid during the year to date fiscal 2013, primarily for new stores.

The increase in the Company’s outlook for daily average comparable store sales growth reflects the 11.2% year to date fiscal 2013 actual increase. The increase in capital expenditures outlook includes $1.0 million for two non-store-related capital projects which will streamline the herb bulk repackaging area and build out corporate office space in the warehouse behind the current offices.

The following table provides information on the Company’s initial fiscal year 2014 outlook.

	Fiscal 2014 Outlook
Number of new stores	15
New store growth	20.8%
Sales growth	~25+	%
EBITDA growth	~25+	%
Net income growth	~30+	%

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is US: 1-800-860-2442; Canada: 1-866-605-3852 or international: 1-412-858-4600. The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. Grocery products may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocers’ flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive free, science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 70 stores in 13 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as our industry, business strategy, goals and expectations concerning our market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the year-ended September 30, 2012, as amended by Form 10-K/A (Form 10-K) and our subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our Form 10-K and our subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting investor relations at 303-986-4600 or by visiting our website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012
Net sales	$113,164,186	86,706,603	315,480,353	246,452,481
Cost of goods sold and occupancy costs	80,570,383	61,306,972	223,232,981	173,769,970
Gross profit	32,593,803	25,399,631	92,247,372	72,682,511
Store expenses	23,181,277	18,198,873	65,546,788	52,666,794
Administrative expenses	3,242,073	2,760,154	9,909,680	8,285,080
Pre-opening and relocation expenses	960,932	457,536	2,276,222	1,311,167
Operating income	5,209,521	3,983,068	14,514,682	10,419,470
Other income (expense):
Dividends and interest income	2,240	1,427	6,879	5,438
Interest expense	(609,857)	(144,403)	(1,266,320)	(474,530)
Total other expense	(607,617)	(142,976)	(1,259,441)	(469,092)
Income before income taxes	4,601,904	3,840,092	13,255,241	9,950,378
Provision for income taxes	(1,716,012)	(1,300,121)	(4,930,751)	(3,372,826)
Net income	2,885,892	2,539,971	8,324,490	6,577,552
Net income attributable to noncontrolling interest	—	(339,178)	—	(901,367)
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$2,885,892	2,200,793	8,324,490	5,676,185
Net income attributable to Natural Grocers by Vitamin Cottage, Inc. per common share:
Basic	$0.13	0.10	0.37	0.25
Diluted	$0.13	0.10	0.37	0.25
Weighted average common shares outstanding:
Basic	22,401,924	22,372,184	22,389,287	22,372,184
Diluted	22,443,576	22,372,184	22,437,429	22,372,184

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2013	September 30, 2012
Assets
Current assets:
Cash and cash equivalents	$5,651,928	17,290,948
Restricted cash	500,000	—
Short term investments — available-for-sale securities	1,736,004	777,445
Accounts receivable, net	1,881,530	1,755,142
Merchandise inventory	43,372,662	37,543,861
Prepaid expenses and other assets	508,965	696,364
Deferred income tax assets	1,026,968	842,963
Total current assets	54,678,057	58,906,723
Property and equipment, net	91,837,518	64,602,743
Other assets:
Long-term investments — available-for-sale securities	—	973,729
Deposits and other assets	206,116	196,365
Goodwill	511,029	511,029
Deferred financing costs, net	33,766	54,643
Other intangibles, net of accumulated amortization of $654,187 and $626,609, respectively	388,886	416,464
Total other assets	1,139,797	2,152,230
Total assets	$147,655,372	125,661,696
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,847,736	26,031,756
Accrued expenses	8,464,195	7,783,430
Note payable — related party, current portion	—	260,187
Capital lease finance obligations, current portion	50,589	11,884
Capital lease obligations, current portion	116,505	—
Total current liabilities	35,479,025	34,087,257
Long-term liabilities:
Capital lease finance obligations, net of current portion	11,108,395	4,168,700
Capital lease finance obligation for assets under construction	—	1,345,258
Capital lease obligations, net of current portion	4,702,919	—
Deferred income tax liabilities	5,549,553	4,143,351
Deferred rent	4,308,579	3,618,233
Leasehold incentives	4,944,215	5,327,408
Note payable — related party, net of current portion	—	22,312
Total long-term liabilities	30,613,661	18,625,262
Total liabilities	66,092,686	52,712,519
Commitments
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,401,924 and 22,372,184 issued and outstanding at June 30, 2013 and September 30, 2012, respectively	22,402	22,372
Additional paid in capital	52,961,713	52,675,925
Accumulated other comprehensive loss	(495)	(3,696)
Retained earnings	28,579,066	20,254,576
Total stockholders’ equity	81,562,686	72,949,177
Total liabilities and stockholders’ equity	$147,655,372	125,661,696

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended June 30,
	2013	2012
Operating activities:
Net income	$8,324,490	6,577,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,689,495	7,228,745
Loss on disposal of property and equipment	10,362	—
Stock-based compensation	86,655	—
Deferred income tax expense	1,222,196	757,457
Excess tax benefit from stock-based compensation	(210,935)	—
Amortization of deferred financing costs	39,060	30,230
Interest accrued on investments and amortization of premium	14,738	—
Other amortization	25,578	50,878
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	(126,388)	(169,532)
Income tax receivable	(15,338)	1,701,917
Merchandise inventory	(5,828,801)	(4,239,785)
Prepaid expenses and other assets	192,987	(736,982)
Increase in:
Accounts payable	396,882	2,974,103
Accrued expenses	1,016,700	2,698,485
Deferred rent and leasehold incentives	307,153	1,166,622
Net cash provided by operating activities	15,144,834	18,039,690
Investing activities:
Acquisition of property and equipment	(25,862,698)	(13,511,451)
Proceeds from sale of property and equipment	3,654	596,024
Purchase of available-for-sale securities	(521,367)	—
Proceeds from sale of available-for-sale securities	90,000	—
Proceeds from maturity of available-for-sale securities	435,000	—
Increase in restricted cash	(500,000)	—
Notes receivable, related party—insurance premiums	—	(4,729)
Increase in split-dollar life insurance premiums	—	(81,991)
Payments received on notes receivable, related party	—	270,301
Payments received for premiums paid on split dollar life insurance	—	659,852
Net cash used in investing activities	(26,355,411)	(12,071,994)
Financing activities:
Repayments under credit facility	—	(1,613,481)
Repayments under note payable, related party	(282,499)	(418,887)
Distributions to noncontrolling interests	—	(450,000)
Capital lease finance obligation payments	(70,505)	—
Excess tax benefit from stock-based compensation	210,935	—
Equity issuance costs	(268,192)	(558,323)
Loan fees paid	(18,182)	(4,049)
Net cash used in financing activities	(428,443)	(3,044,740)
Net (decrease) increase in cash and cash equivalents	(11,639,020)	2,922,956
Cash and cash equivalents, beginning of the period	17,290,948	377,549
Cash and cash equivalents, end of the period	$5,651,928	3,300,505
Supplemental disclosures of cash flow information:
Cash paid for interest, net of capitalized interest of none and $21,100, respectively	$7,383	485,168
Cash paid for interest on capital lease finance obligations and capital lease obligations	1,219,535	—
Income taxes paid	2,888,794	519,231
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$5,557,687	2,058,131
Property acquired through capital lease finance obligations	5,657,625	—
Property acquired through capital lease obligations	4,865,446	—

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures
(Unaudited)

In addition to reporting financial results in accordance with GAAP, the Company provides information regarding pro forma net income, EBITDA and additional information about its operating results.  These measures are not in accordance with, or an alternative to, GAAP (non-GAAP). The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as using EBITDA as a component of the incentive compensation. The Company defines pro forma net income as what net income would have been had it owned 100% of BVC for all periods presented. The Company defines EBITDA as net income attributable to Natural Grocers by Vitamin Cottage, Inc. before interest expense, provision for income tax, net income attributable to the noncontrolling interest and depreciation and amortization.

The following is a tabular presentation of the non-GAAP financial measures, including reconciliation from net income attributable to Natural Grocers by Vitamin Cottage, Inc. to pro forma net income and EBITDA.

Pro Forma Statement of Income Data

In connection with the IPO in July 2012, the Company purchased the 45% noncontrolling interest in BVC, not previously owned by the Company. Prior to the purchase of the noncontrolling interest, the Company held a controlling 55% interest in BVC. As such, the consolidated statement of income includes the revenues and expenses of BVC for the three and nine months ended June 30, 2012 as required by GAAP. 45% of BVC’s net income has previously been reported as net income attributable to noncontrolling interest in the Company’s consolidated statement of income for the three and nine months ended June 30, 2012 in which it did not own 100% of BVC. The pro forma financial data presented below illustrates what net income would have been had the Company owned 100% of BVC for the three and nine months ended June 30, 2012. The Company’s effective tax rate increased as a result of the BVC acquisition, as the income attributable to the noncontrolling interest was nontaxable income prior to the BVC acquisition but is included in taxable income after the acquisition.

The following table reconciles net income attributable to Natural Grocers by Vitamin Cottage, Inc. to pro forma net income:

	Three months ended June 30, 2012	Nine months ended June 30, 2012
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$2,200,793	5,676,185
Net income attributable to noncontrolling interest	339,178	901,367
Net income	2,539,971	6,577,552
Provision for income taxes	1,300,121	3,372,826
Income before income taxes	3,840,092	9,950,378
Pro forma provision for income taxes	(1,426,080)	(3,708,791)
Pro forma net income	$2,414,012	6,241,587
Per Share Data:
Pro forma net income per common share
Basic	$0.11	0.28
Diluted	$0.11	0.28

EBITDA

EBITDA is not a measure of financial performance under GAAP. The Company believes EBITDA provides additional information about (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA is a measure in the Company’s debt covenants under the credit facility and incentive compensation plans base incentive compensation payments on EBITDA performance. Furthermore, investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable base for comparing ongoing results of operations. Many investors are interested in understanding the performance of the business by comparing the Company’s results from ongoing operations period over period and would ordinarily add back non-cash expenses such as depreciation and amortization as well as items that are not part of normal day-to-day operations of business such as interest expense and income taxes. By providing this non-GAAP financial measure, together with a reconciliation from net income attributable to Natural Grocers by Vitamin Cottage, Inc., the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives. The Company’s competitors may define EBITDA differently and, as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements of the Company as indicators of financial performance. EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of, the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income attributable to Natural Grocers by Vitamin Cottage, Inc. to EBITDA:

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$2,885,892	2,200,793	8,324,490	5,676,185
Net income attributable to noncontrolling interest	—	339,178	—	901,367
Net income	2,885,892	2,539,971	8,324,490	6,577,552
Interest expense	609,857	144,403	1,266,320	474,530
Provision for income taxes	1,716,012	1,300,121	4,930,751	3,372,826
Depreciation and amortization	3,464,127	2,539,748	9,689,495	7,228,745
EBITDA	$8,675,888	6,524,243	24,211,056	17,653,653

CONTACT: Sandra Buffa, 303-986-4600, sbuffa@vitamincottage.com